LAS VEGAS, NV –May 4, 2010 /PRNewswire-FirstCall/ -- Crown Equity Holdings, Inc. (the "Company") (OTC Bulletin Board:CRWE.ob - News) is pleased to report its financial information for the quarter ending March 31, 2010. Revenue for the quarter totaled $324,776 compared to $6,144 during the quarter ended March 31, 2009. The Company incurred an operating loss of ($8,563) for the quarter ending March 31, 2010 compared to an operating loss for the same period in 2009 of ($255,550). The results included a net loss for the March 31, 2010 quarter of ($127,046) compared to a net loss of ($254, 997) during the same period in 2009. The loss in 2010 was due primarily to an unrealized loss of $134,025 on securities held by the Company.

"Although we suffered a loss during the quarter, we are pleased by the improvement by the Company during the last quarter over the previous comparable quarter," commented Kenneth Bosket, President and CEO of Crown Equity Holdings, Inc.  "Our team and the support of our clients have helped in our continual improvement over the previous periods, as well as set the stage to continue our impressive growth into the future," stated Bosket.

Crown Equity Holdings, Inc. has expanded its internet footprint internationally to include the following 20 countries; Argentina, Australia, Brazil, Canada, China, France, French-Canadian, Germany, Hong Kong, India, Ireland, Italy, Japan, Korea, Mexico, New Zealand, Singapore, Spain, Taiwan and the UK.

About Crown Equity Holdings, Inc.

Crown Equity Holdings, Inc. is a consulting organization which provides and assists small business owners with the knowledge required in taking their company public, and has re-focused its primary vision with its aligned group of independent website divisions to providing media advertising services, as a worldwide online media advertising publisher, dedicated to the distribution of quality branding information, as well as search engine optimization for its clients.

For more information, go to: www.crownequityholdings.com.

Forward-Looking Statements: This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements and/or Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the company and its business could cause the company's actual results to differ materially from those indicated in any forward-looking statements.